EXHIBIT 11

          MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
                      EARNINGS PER SHARE OF COMMON STOCK
                                (Unaudited)

                                  Three months ended        Nine months ended
                                      September 30             September 30
                                   1996         1995         1996         1995
                                -------      -------      -------      -------
 (Millions)
Income from continuing operations  $398         $339       $1,141       $1,040
Discontinued operations              --            5           --           33
Net income                         $398         $344       $1,141       $1,073
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Primary earnings per share:

Continuing operations              $.95         $.81        $2.73        $2.48
Discontinued operations              --          .01           --          .08
Net Income                         $.95         $.82        $2.73        $2.56

Weighted average number of
common shares outstanding   418,329,485  419,922,978  418,513,444  419,947,878

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Fully diluted earnings
   per share: (1)

Continuing operations              $.93         $.80        $2.68        $2.45
Discontinued operations              --          .01           --          .08
Net Income                         $.93         $.81        $2.68        $2.53

Weighted average number of
common shares outstanding   418,329,485  419,922,978  418,513,444  419,947,878

Common equivalent shares      7,714,743    3,908,123    7,714,743    3,960,898
                            -----------  -----------  -----------  -----------
Average number of common
and common equivalent
shares outstanding          426,044,228  423,831,101  426,228,187  423,908,776

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Primary earnings per share is computed by dividing net income  by  the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully  diluted  earnings per share is computed based on  the  weighted
average   number  of  common  shares  and  common  equivalent   shares
outstanding for each period.

(1)  This  calculation is submitted in accordance with Regulation  S-K
Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.